Exhibit 99.1

CONTACTS:	Nautilus, Inc.	ICR, Inc.
	Ron Arp	John Mills
	(360) 859-2514	(310) 954-1105

NAUTILUS, INC. COMPLETES LINE OF CREDIT DEAL

Vancouver, Wash. – January 17, 2008 – Nautilus, Inc. (NYSE: NLS) today announced that it has signed its new line of credit agreement with Bank of America, N.A. The facility is an underwritten 5-year, $100 million asset-based loan with an accordion feature to increase the line of credit to $125 million. The loan is expected to be syndicated by Bank of America.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster®, Universal®, and Pearl iZUMi®, Nautilus manufactures and markets innovative fitness products through direct, commercial, retail, and international channels. Formed in 1986, the company had 2006 sales of $680 million. It has 1,450 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia, and other locations around the world. Website: www.nautilusinc.com